EXHIBIT 8.1

[LETTERHEAD OF THOMPSON & KNIGHT L.L.P.]

May 2, 2005

Dorchester Minerals, L.P.

3838 Oak Lawn Avenue, Suite 300

Dallas, Texas 75219

Re:	Dorchester Minerals, L.P. Filing of Form S-4 Registration Statement—Material United States Federal Income Tax Consequences

Ladies and Gentlemen:

This firm has acted as counsel to Dorchester Minerals, L.P., a Delaware limited partnership (“Dorchester Minerals”), in connection with the preparation and filing of the prospectus forming a part of the registration statement on Form S-4 filed by Dorchester Minerals (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). In particular, we have participated in the preparation of the discussion in the Registration Statement under the heading “Material United States Federal Income Tax Consequences” (the “Tax Summary”).

As the basis for our opinion, which is described below, we have examined:

(i)	the Amended and Restated Agreement of Limited Partnership of Dorchester Minerals dated February 1, 2003 (the “Partnership Agreement”); and

(ii)	the Registration Statement.

In addition to the above documents, (i) we have conducted such factual and legal research as we have deemed appropriate; (ii) we have assumed the validity and accuracy of the documents and corporate records that we have examined; (iii) we have assumed that the Registration Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading; and (iv) we have assumed that Dorchester Minerals will continue to be managed and operated in accordance with the terms of the Partnership Agreement.

On the basis of the foregoing, subject to the exceptions and qualifications specifically stated in the Tax Summary, the Tax Summary constitutes our opinion with respect to the material United States federal income tax consequences of the receipt, ownership and disposition of the Dorchester Minerals common units to the holders of the common units.

This opinion represents and is based upon our best judgment regarding the application of United States federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions. Furthermore, no assurance can be given that future legislation, judicial or administrative changes, either on a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions reached in this opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes in applicable law or in any information, document, covenant, statement, representation or assumption referenced herein that becomes untrue or incorrect.

This opinion is furnished to you solely for use in connection with the filing of the Registration Statement, and it is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent. In accordance with Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, as amended, we hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the use of our name in the Tax Summary and under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Respectfully submitted,

/s/ THOMPSON & KNIGHT L.L.P.